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                                                                   Exhibit 3.1.1

                           FIRST AMENDED AND RESTATED
                          CERTIFICATE OF INCORPORATION
                                       OF
                             CRYSTAL DECISIONS, INC.
                             A DELAWARE CORPORATION

         Crystal Decisions, Inc. (the "Corporation"), a corporation organized and existing under the General Corporation Law of the State of Delaware (the "General Corporation Law") hereby certifies as follows:

         1. That the Corporation was originally incorporated on August 24, 1999 under the name Seagate Software Information Management Group Holdings, Inc., pursuant to the General Corporation Law. The name of the Corporation was changed on March 28, 2001 to Crystal Decisions, Inc. pursuant to a Certificate of Amendment filed on such date.

         2. Pursuant to Sections 242 and 228 of the General Corporation Law, the amendments and restatement herein set forth have been duly approved by the Board of Directors and stockholders of Crystal Decisions, Inc.

         3. Pursuant to Section 245 of the General Corporation Law, this First Amended and Restated Certificate of Incorporation restates and integrates and further amends the provisions of the Amended and Restated Certificate of Incorporation of this Corporation.

         4. The text of the Amended and Restated Certificate of Incorporation is hereby amended and restated in its entirety as follows:

                                   "ARTICLE I

         The name of this corporation is Crystal Decisions, Inc. (the "Corporation").

                                   ARTICLE II

         The address of the registered office of the Corporation in the State of Delaware is Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle, Delaware 19801. The name of its registered agent at such address is The Corporation Trust Company.

                                   ARTICLE III

         The nature of the business or purposes to be conducted by the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware, as the same exists or may hereafter be amended.

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                                   ARTICLE IV

         The Corporation is authorized to issue two classes of stock, to be designated, respectively, "Common Stock" and "Preferred Stock". The total number of shares which the Corporation shall have authority to issue is 360,000,000 (post-split) consisting of 350,000,000 (post-split) shares of Common Stock, par value $0.001 per share, and 10,000,000 (post-split) shares of Preferred Stock, par value $0.001 per share.

         Immediately upon the filing of this First Amended and Restated Certificate of Incorporation (this "Certificate"), each two outstanding shares of the Corporation's Common Stock will be exchanged and combined, automatically and without further action, into one share of Common Stock. Such combination shall be effected on a certificate-by-certificate basis, and any fractional shares resulting from such combination shall be rounded down to the nearest whole share.

         The Board of Directors of the Corporation (the "Board") is authorized, subject to any limitations prescribed by law, to provide for the issuance of shares of Preferred Stock in series, and to establish from time to time the number of shares to be included in each such series, and to fix the designation, powers, preferences, and rights of the shares of each such series and any qualifications, limitations or restrictions thereof.

         Each outstanding share of Common Stock shall entitle the holder thereof to one vote on each matter properly submitted to the stockholders of the Corporation for their vote; provided, however, that, except as otherwise required by law, holders of Common Stock shall not be entitled to vote on any amendment to this Certificate (including any certificate of designation of Preferred Stock relating to any series of Preferred Stock) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together as a class with the holders of one or more other such series, to vote thereon by law or pursuant to this Certificate (including any certificate of designation of Preferred Stock relating to any series of Preferred Stock).

                                   ARTICLE V

         The following provisions are inserted for the management of the business and the conduct of the affairs of the Corporation, and for further definition, limitation and regulation of the powers of the Corporation and of its directors and stockholders:

                  A. The business and affairs of the Corporation shall be managed by or under the direction of the Board. In addition to the powers and authority expressly conferred upon them by statute or by this Certificate or the Bylaws of the Corporation, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation.

                  B. The directors of the Corporation need not be elected by written ballot unless the Bylaws so provide.

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                  C.       Any action required or permitted to be taken by the
stockholders of the Corporation must be effected at a duly called annual or special meeting of stockholders of the Corporation and may not be effected by any consent in writing by such stockholders.

                  D. Special meetings of stockholders of the Corporation may be called only by the Chairman of the Board, the Chief Executive Officer, the President or by the Board acting pursuant to a resolution adopted by a majority of the Board and any power of stockholders to call a special meeting is specifically denied. Only such business shall be considered at a special meeting of stockholders as shall have been stated in the notice for such meeting.

                  E. No stockholder will be permitted to cumulate votes at any election of directors.

                                   ARTICLE VI

                  A. Subject to the rights of the holders of any series of Preferred Stock then outstanding and unless the Board otherwise determines, newly created directorships resulting from any increase in the authorized number of directors or any vacancies in the Board resulting from death, resignation, retirement, disqualification, removal from office or other cause shall, unless otherwise provided by law or by resolution of the Board, be filled only by a majority vote of the directors then in office, whether or not less than a quorum, and directors so chosen shall hold office until such director's successor is elected and qualified. No reduction in the authorized number of directors shall have the effect of removing any director before such director's term of office expires.

                  B. Advance notice of stockholder nominations for the election of directors and of business to be brought by stockholders before any meeting of the stockholders of the Corporation shall be given in the manner provided in the Bylaws of the Corporation.

                  C. Subject to the rights of the holders of any series of Preferred Stock then outstanding, unless otherwise restricted by statute, by this Certificate or the Bylaws of the Corporation, any director, or all of the directors, may be removed from the Board with or without cause, but only by the affirmative vote of the holders of at least a majority of the voting power of all of the then outstanding shares of capital stock of the Corporation then entitled to vote at the election of directors, voting together as a single class.

                                   ARTICLE VII

         The Board is expressly empowered to adopt, amend or repeal any of the Bylaws of the Corporation. Any adoption, amendment or repeal of the Bylaws of the Corporation by the Board shall require the approval of a majority of the Board. The stockholders shall also have power to adopt, amend or repeal the Bylaws of the Corporation; provided, however, that, in addition to any vote of the holders of any class or series of stock of the Corporation required by law or by this Certificate, the affirmative vote of the holders of at least 66 2/3% of the voting power of the then outstanding shares of voting stock entitled to vote generally in the election of directors, voting together as a single class, shall be required to adopt, amend or repeal all or any portion of Article II,

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Section 3.2, Section 3.3, Section 3.4, Section 3.14, Article VI or Article IX of
the Bylaws of the Corporation.

                                  ARTICLE VIII

         A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (a) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) under Section 174 of the General Corporation Law of Delaware, or (d) for any transaction from which the director derived an improper personal benefit. If the General Corporation Law of Delaware is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the General Corporation Law of Delaware as so amended.

         The Corporation shall indemnify to the fullest extent permitted by law any person made or threatened to be made a party to an action or proceeding, whether criminal, civil, administrative or investigative, by reason of the fact that he, she, his or her testator or intestate is or was a director or officer of the Corporation (or any predecessor thereof), or serves or served at any other corporation, partnership, joint venture, trust or other enterprise as a director, officer, employee or agent at the request of the Corporation (or any predecessor).

         Any amendment, repeal or modification of the foregoing paragraph shall not adversely affect any right or protection of a director of the Corporation existing at the time of such amendment, repeal or modification.

                                   ARTICLE IX

         The Corporation reserves the right to amend or repeal any provision contained in this Certificate in the manner prescribed by the laws of the State of Delaware and all rights conferred upon stockholders are granted subject to this reservation; provided, however, that, notwithstanding any other provision of this Certificate, or any provision of law that might otherwise permit a lesser vote or no vote, but in addition to any vote of the holders of any class or series of the stock of this Corporation required by law or by this Certificate, the affirmative vote of the holders of at least 66 2/3% of the voting power of the then outstanding shares of voting stock entitled to vote generally in the election of directors, voting together as a single class, shall be required to amend or repeal this Article IX, Article V, Article VI, Article VII or Article VIII."

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         IN WITNESS WHEREOF, Crystal Decisions, Inc. has caused this First
Amended and Restated Certificate of Incorporation to be executed by its President and Chief Executive Officer this ______________, 2003.

                                        CRYSTAL DECISIONS, INC.

                                        ________________________________________
                                        Jonathan J. Judge
                                        President and Chief Executive Officer

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